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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO. ___)(1)



                                QUIKSILVER, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   74838C 10 6
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                                 (CUSIP Number)


                                February 1, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)



-----------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------                                          -----------------
CUSIP NO. 74838C 10 6                  13G                     PAGE 2 OF 5 PAGES
---------------------                                          -----------------
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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                          Robert B. McKnight, Jr.
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                          N/A                                            (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                          United States
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                              1,193,666
 NUMBER OF          ------------------------------------------------------------
   SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    -0-
   EACH             ------------------------------------------------------------
 REPORTING          7.   SOLE DISPOSITIVE POWER
PERSON WITH
                              1,193,666
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,193,666
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                N/A                                               [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

                IN
--------------------------------------------------------------------------------

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---------------------                                          -----------------
CUSIP NO. 74838C 10 6                  13G                     PAGE 3 OF 5 PAGES
---------------------                                          -----------------

ITEM 1(a)         Name of Issuer:

                           QUIKSILVER, INC.


ITEM 1(b)         Address of Issuer's Principal Executive Offices:

                           15202 Graham Street
                           Huntington Beach, CA  92649


ITEM 2(a)         Name of Person Filing:

                           Robert B. McKnight, Jr.


ITEM 2(b)         Address of Principal Business Office or, if None, Residence:

                           15202 Graham Street
                           Huntington Beach, CA  92649


ITEM 2(c)         Citizenship:

                           United States


ITEM 2(d)         Title and Class of Securities:

                           Common Stock


ITEM 2(e)         CUSIP Number:

                           74838C 10 6


ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                           Not applicable

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---------------------                                          -----------------
CUSIP NO. 74838C 10 6                  13G                     PAGE 4 OF 5 PAGES
---------------------                                          -----------------

ITEM 4   Ownership:

                  (a)      Amount Beneficially Owned:

                           1,193,666 shares (511,166 shares of which such person has the right to acquire)

                  (b)      Percent of Class:

                                   5.1%

                  (c)      Number of Shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                            1,193,666 shares

                           (ii)     shares power to vote or to direct the vote:

                                            -0-

                           (iii) sole power to dispose or to direct the disposition of:

                                            1,193,666 shares

                           (iv) shared power to dispose or to direct the disposition of:

                                            -0-


ITEM 5   Ownership of Five Percent or Less of a Class:

                  Not applicable


ITEM 6   Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
         Person:

                  Not applicable


ITEM 8   Identification and Classification of Members of the Group:

                  Not applicable

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CUSIP NO. 74838C 10 6                  13G                     PAGE 5 OF 5 PAGES
---------------------                                          -----------------

ITEM 9   Notice of Dissolution of Group:

                  Not applicable


ITEM 10  Certifications:

                  "By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001                    /s/ ROBERT B. MCKNIGHT, JR.
                                             -----------------------------------
                                             Robert B. McKnight, Jr.